EXHIBIT 10.15

ATX GROUP, INC.

INCENTIVE STOCK OPTION AGREEMENT

Name of Optionee:	«First_Name» «Last_Name»
Number of Option Shares:	«Granted»
Option Price per Share:	«Grant_Price»
Date of Grant:	«Date_of_Grant»
Expiration Date:	Close of business on the business day immediately prior to the 10th anniversary of the Date of Grant.

THIS INCENTIVE STOCK OPTION AGREEMENT (the “Agreement”) is granted on the above date (the “Date of Grant”) by ATX Group, Inc., a Delaware corporation (the “Company”), to the person named above (“Optionee”), upon the following terms and conditions and pursuant and subject to the Company’s 2004 Stock Incentive Plan, as amended from time to time (the “Plan”). Optionee is an employee of the Company or an Affiliate. Unless otherwise defined herein, all capitalized terms in this Agreement shall have the meaning assigned to them in the Plan.

1. Grant of Option. The Company hereby grants to Optionee an option to purchase, on the terms and conditions hereinafter set forth, the number of shares specified above (the “Option Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), at the option price (the “Option Price”) per share specified above (the “Option”). This Option is intended to qualify as an incentive stock option under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Period of Option. Once becoming exercisable as provided herein, this Option shall remain exercisable until the Expiration Date, except that:

(a) If Optionee voluntarily terminates Optionee’s employment at any time without the Company’s consent or if Optionee’s employment is terminated by the Company for Cause, then this Option shall terminate immediately upon notice of such termination to the other party as to any unexercised portion.

(b) If Optionee’s employment with the Company is terminated by the Company without Cause, then this Option may be exercised only during the three-month period following the date of termination, to the extent exercisable immediately prior to such termination, but in no event later than the Expiration Date.

(c) If (i) Optionee’s employment is terminated by reason of Optionee’s Disability, (ii) Optionee’s employment is terminated by reason of Optionee’s death, or (iii) Optionee dies during the three-month period referred to in Section 2(b) above (during which Optionee was entitled to exercise this Option), then the Option may be exercised only during the one-year period following the date of termination, to the extent exercisable immediately prior to such termination, but in no event later than the Expiration Date. In the event of Optionee’s Disability or death, this Option may be exercised by Optionee’s personal representative or the person to whom Optionee’s rights under this Option pass by Optionee’s will or the laws of descent and distribution, as applicable.

Upon termination of the unexercised portion of the Option as provided in this Section 2, Optionee shall have no further rights to exercise this Option.

All good faith determinations by the Committee or the Company’s board of directors regarding the circumstances of Optionee’s termination of employment (including the existence of Cause) shall be conclusive and binding upon Optionee.

3. Relationship with Contract of Employment or Other Contract Services.

(a) The rights granted to Optionee upon the grant of an Option shall not afford Optionee any rights or additional rights to compensation or damages in consequence of the loss or termination of his office, employment or service with the Company or an Affiliate for any reason whatsoever.

(b) Optionee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being or becoming unable to exercise an Option in consequence of the loss or termination of his office, employment or service with the Company or an Affiliate for any reason (including, without limitation, any breach of contract by the Company or an Affiliate) or in any other circumstances whatsoever.

4. Exercise. Subject to the other provisions of this Option, Optionee’s right to exercise this Option shall accrue in four installments, which shall be cumulative (i.e., once the right to purchase the number of shares of an installment has accrued such shares may be purchased at any time, or in part from time to time, until the Expiration Date). The installments shall become exercisable as follows:

[Insert Vesting Schedule]

Notwithstanding the above vesting provisions, any Option granted hereunder which is not otherwise vested shall vest upon (i) termination of Optionee’s employment without Cause or within one year from the effective date of a Change of Control; (ii) Optionee’s resignation with Good Reason; or (iii) death or Disability of the Optionee. Notwithstanding the foregoing, the aggregate Fair Market Value (determined as of the grant date) of shares of Common Stock for which one or more options granted hereunder may be exercised as Incentive Options hereunder during any one (1) calendar year shall not exceed one hundred thousand dollars ($100,000).

5. Employee Status Required. No option shall be exercisable more than three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability. An Optionee shall be considered to be an Employee if on military, sick leave or other bona fide leave of absence, provided that such leave does not exceed 90 days, or if longer, so long as the Optionee’s reemployment right is guaranteed by statute or contract.

6. Method of Exercise of Option. During the term of this Option, Optionee may exercise this Option, from time to time, according to the terms of the Plan and consistent with instructions provided by the stock plan administrator chosen by the Company and made known to Optionee.

7. Non-Transferability of Option. This Option shall not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or the laws of descent and distribution, and it shall be exercisable, during the lifetime of Optionee, only by Optionee.

8. Right to Continued Employment. This Option confers no right upon Optionee with respect to the continuation of employment with the Company or any parent or subsidiary, and shall not interfere with the right of the Company or any parent or subsidiary to terminate such employment at any time.

9. Adjustment Upon the Occurrence of Certain Events. Subject to compliance with the requirements for qualification of this Option as an “incentive stock option” under section 422 of the Code and regulations thereunder, and corresponding provisions of subsequent laws and regulations, the number of shares subject to this Option and the option price per share are subject to appropriate adjustment in the manner provided by the Plan for stock splits, stock dividends, recapitalization or similar events which would change the capital structure of the Company. No adjustment, however, shall result in or entitle Optionee to the issuance of fractional shares.

10. Notices, Etc. Any notice hereunder by Optionee shall be given to the Company in writing and such notice and any payment by Optionee hereunder shall be deemed duly given or made only upon receipt thereof at the Company’s principal office, or at such other address as the Company may designate by notice to Optionee. Any notice or other communication to Optionee hereunder shall be in writing and any communication and any delivery to Optionee hereunder shall be deemed duly given or made if mailed, delivered or made to Optionee at such address as Optionee may have on file with the Company or in care of the Company at its principal office.

11. No Rights as a Shareholder. Optionee shall not be deemed for any purpose to be a shareholder of the Company with respect to any shares subject to this Option except to the extent that this Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to Optionee.

12. Interpretation and Modification of Agreement. Optionee acknowledges receipt of a copy of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall prevail and be controlling. Subject to the foregoing, this Agreement represents the entire agreement of the parties with respect to the option evidenced hereby and supersedes all prior or contemporaneous written or oral understandings or agreements with respect thereto. All determinations under and interpretations of the Plan and this Agreement shall be vested in the Board of Directors of the Company or committee thereof selected to administer the Plan (in either case, the “Committee”), whose decisions shall be final, conclusive and binding on all persons. The Committee shall have the authority to correct any defect or supply any omission or reconcile any inconsistency in this Agreement. The Committee shall also have the power to modify or amend this Agreement, or waive any condition or restriction herein (including, without limitation, provisions regarding vesting and early termination), if such modification, amendment or waiver would not materially decrease Optionee’s rights or benefits under this Agreement and is consistent with the Plan. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law rules.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by its proper corporate officer thereunto duly authorized.

ATX GROUP, INC.

By:

ACCEPTED AND AGREED TO:

«First_Name» «Last_Name»

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